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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
PURSUANT TO 13d-2(b)

RBX CORPORATION (Name of Issuer)

Common Stock (Title of Class of Securities)

749280202 (CUSIP Number)

July 12, 2002 (Date of Event which Required Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐    Rule 13d-1(b)

☐    Rule 13d-1(c)

☒    Rule 13d-1(d)

CUSIP No. 749280202	Page 2 of 17 Pages

SCHEDULE 13G

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
The Foothill Group, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	5	SOLE VOTING POWER
NUMBER		-0-
OF
SHARES	6	SHARED VOTING POWER
BENEFICIALLY		255,739 (See Items 2 and 4)
OWNED BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		-0-
PERSON
WITH	8	SHARED DISPOSITIVE POWER
		255,739 (See Items 2 and 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
255,739 (See Items 2 and 4)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
25.28%

12	TYPE OF REPORTING PERSON*
CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 749280202	Page 3 of 17 Pages

SCHEDULE 13G

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
Foothill Partners III, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	5	SOLE VOTING POWER
NUMBER		-0-
OF
SHARES	6	SHARED VOTING POWER
BENEFICIALLY		255,739 (See Items 2 and 4)
OWNED BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		-0-
PERSON
WITH	8	SHARED DISPOSITIVE POWER
		255,739 (See Items 2 and 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
255,739 (See Items 2 and 4)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
25.28%

12	TYPE OF REPORTING PERSON*
PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 749280202	Page 4 of 17 Pages

SCHEDULE 13G

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
Stearns Family Trust 2001

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
California

	5	SOLE VOTING POWER
NUMBER		-0-
OF
SHARES	6	SHARED VOTING POWER
BENEFICIALLY		255,739 (See Items 2 and 4)
OWNED BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		-0-
PERSON
WITH	8	SHARED DISPOSITIVE POWER
		255,739 (See Items 2 and 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
255,739 (See Items 2 and 4)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
25.28%

12	TYPE OF REPORTING PERSON*
OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 749280202	Page 5 of 17 Pages

SCHEDULE 13G

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
Dennis R. Ascher

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
California

	5	SOLE VOTING POWER
NUMBER		-0-
OF
SHARES	6	SHARED VOTING POWER
BENEFICIALLY		255,739 (See Items 2 and 4)
OWNED BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		-0-
PERSON
WITH	8	SHARED DISPOSITIVE POWER
		255,739 (See Items 2 and 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
255,739 (See Items 2 and 4)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
25.28%

12	TYPE OF REPORTING PERSON*
IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 749280202	Page 6 of 17 Pages

SCHEDULE 13G

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
Jeffrey T. Nikora Family Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
California

	5	SOLE VOTING POWER
NUMBER		-0-
OF
SHARES	6	SHARED VOTING POWER
BENEFICIALLY		255,739 (See Items 2 and 4)
OWNED BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		-0-
PERSON
WITH	8	SHARED DISPOSITIVE POWER
		255,739 (See Items 2 and 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
255,739 (See Items 2 and 4)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
25.28%

12	TYPE OF REPORTING PERSON*
OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 749280202	Page 7 of 17 Pages

SCHEDULE 13G

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
John F. Nickoll Living Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
California

	5	SOLE VOTING POWER
NUMBER		-0-
OF
SHARES	6	SHARED VOTING POWER
BENEFICIALLY		255,739 (See Items 2 and 4)
OWNED BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		-0-
PERSON
WITH	8	SHARED DISPOSITIVE POWER
		255,739 (See Items 2 and 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
255,739 (See Items 2 and 4)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
25.28%

12	TYPE OF REPORTING PERSON*
OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 749280202	Page 8 of 17 Pages

SCHEDULE 13G

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
M. Edward Stearns

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
California

	5	SOLE VOTING POWER
NUMBER		-0-
OF
SHARES	6	SHARED VOTING POWER
BENEFICIALLY		255,739 (See Items 2 and 4)
OWNED BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		-0-
PERSON
WITH	8	SHARED DISPOSITIVE POWER
		255,739 (See Items 2 and 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
255,739 (See Items 2 and 4)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
25.28%

12	TYPE OF REPORTING PERSON*
IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 749280202	Page 9 of 17 Pages

SCHEDULE 13G

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
Jeffrey T. Nikora

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
California

	5	SOLE VOTING POWER
NUMBER		-0-
OF
SHARES	6	SHARED VOTING POWER
BENEFICIALLY		255,739 (See Items 2 and 4)
OWNED BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		-0-
PERSON
WITH	8	SHARED DISPOSITIVE POWER
		255,739 (See Items 2 and 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
255,739 (See Items 2 and 4)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
25.28%

12	TYPE OF REPORTING PERSON*
IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 749280202	Page 10 of 17 Pages

SCHEDULE 13G

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
John F. Nickoll

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
California

	5	SOLE VOTING POWER
NUMBER		-0-
OF
SHARES	6	SHARED VOTING POWER
BENEFICIALLY		255,739 (See Items 2 and 4)
OWNED BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		-0-
PERSON
WITH	8	SHARED DISPOSITIVE POWER
		255,739 (See Items 2 and 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
255,739 (See Items 2 and 4)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
25.28%

12	TYPE OF REPORTING PERSON*
IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 749280202	Page 11 of 17 Pages

Item 1.  Name of Issuer

    RBX Corporation
    5221 Valley Park Drive
    Roanoke, Virginia

Item 2.  Name of Person Filing

    This Schedule 13G is filed on behalf of (i) Foothill Partners III, L.P., a Delaware limited partnership ("Partners III"), and (ii) The Foothill Group, Inc., a Delaware corporation, Stearns Family Trust 2001 (M. Edward Stearns as Trustee), Dennis R. Ascher, Jeffrey T. Nikora Living Trust (Jeffrey T. Nikora as Trustee), and John F. Nickoll Living Trust (John F. Nickoll as Trustee) (collectively, the "Managing Partners"). Partners III, the Managing Partners and Trustees of each trust are collectively referred to as the "Filing Persons".

    The Managing Partners are the general partners of Partners III.

    Under the definition of "beneficial owner" provided in Rule 13d-3 of the Exchange Act, a person may be deemed to beneficially own the shares of Common Stock of another entity if such person shares the voting and dispositive power with respect to shares of Common Stock held by such entity. Accordingly, Managing Partners (and trustees as applicable) may be deemed to beneficially own the shares of Common Stock held by Partners III, as the general partners of Partners III.

    The Filing Persons have a beneficial interest in 255,739 shares of Common Stock. The shares were acquired pursuant a Plan of Reorganization entered under the Bankruptcy Act (the "Plan") and completed by RBX Corporation on August 27, 2001. On July 12, 2002, the Company's registration under Section 12(g) of the Securities Exchange Act of 1934, as amended became effective. This Schedule 13G assumes the Company has issued and outstanding 1,000,000 shares as reported in the Company's registration statement on Form S-1 which also become effective July 12, 2002.

    (a)
    Foothill Partners III, L.P.
    The Foothill Group, Inc.
    Stearns Family Trust 2001
    Dennis R. Ascher
    John F. Nickoll Living Trust
    Jeffrey T. Nikora Family Trust
    M. Edward Stearns
    Jeffrey T. Nikora
    John F. Nickoll

    (b)
    2450 Colorado Avenue
    Suite 3000W
    Santa Monica, California 90404

    (b)
    United States

    (c)
    Common Stock

    (e)
    749280202

CUSIP No. 749280202	Page 12 of 17 Pages

Item 3.  If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act.
(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act.
(c)	☐	Insurance company as defined in Section 3(a)(19) of the Exchange Act.
(d)	☐	Investment company registered under Section 8 of the Investment Company Act.
(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).
(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.
(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership

    The ownership of the Filing Persons is as follows:

    John F. Nickoll Living Trust
    Dennis R. Ascher
    Jeffrey T. Nikora Family Trust
    Stearns Family Trust 2001
    John F. Nickoll
    Jeffrey T. Nikora
    M. Edward Stearns
    The Foothill Group, Inc.

    A.
    Amount Beneficially owned: 255,739*
    B.
    Percent of class: 25.28%**
    C.
    Number of shares as to which such person has:
    1.
    sole power to vote or to direct the vote: -0-
    2.
    shared power to vote or to direct the vote: 255,739*
    3.
    sole power to dispose or to direct the disposition of: -0-
    4.
    shared power to dispose or to direct the disposition of: 255,739*

Item 5.  Ownership of Five Percent or Less of a Class

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following ☐

*
Includes 11,563 shares of common stock issuable upon exercise of warrants.

**
Based on 1,000,000 shares issued and outstanding plus 11,563 shares of common stock issuable upon exercise of warrants.

CUSIP No. 749280202	Page 13 of 17 Pages

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

    Not Applicable

Item 7.  Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the
              Parent Holding Company

    Not Applicable

Item 8.  Identification and Classification of Members of the Group

    Not Applicable

Item 9.  Notice of Dissolution of Group

    Not Applicable

Item 10.  Certification

    Not Applicable.

CUSIP No. 749280202	Page 14 of 17 Pages

SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 15, 2002	THE FOOTHILL GROUP, INC.

	By:	/s/ JEFFREY T. NIKORA
	Name:	Jeffrey T. Nikora
	Title:	Executive Vice President

FOOTHILL PARTNERS III, L.P., a Delaware limited partnership

	By:	/s/ JEFFREY T. NIKORA Its General Partner

STEARNS FAMILY TRUST 2001

	By:	/s/ M. EDWARD STEARNS
	Name:	M. Edward Stearns
	Title:	Trustee

/s/ DENNIS R. ASCHER Dennis R. Ascher

JOHN F. NICKOLL LIVING TRUST

	By:	/s/ JOHN F. NICKOLL
	Name:	John F. Nickoll
	Title:	Trustee

CUSIP No. 749280202	Page 15 of 17 Pages
JEFFREY T. NIKORA FAMILY TRUST

By:	/s/ JEFFREY T. NIKORA
Name:	Jeffery T. Nikora
Title:	Trustee

/s/ M. EDWARD STEARNS M. Edward Stearns

/s/ JEFFREY T. NIKORA Jeffrey T. Nikora

/s/ JOHN F. NICKOLL John F. Nickoll

CUSIP No. 749280202	Page 16 of 17 Pages

EXHIBIT A

JOINT FILING AGREEMENT

        The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached and to the joint filing of all amendments thereto. This Agreement may be executed in one or more counterparts each of which shall be considered an original counterpart, and shall become a binding agreement when each of the parties designated as signatories shall have executed one counterpart.

Dated: July 15, 2002	THE FOOTHILL GROUP, INC.

	By:	/s/ JEFFREY T. NIKORA
	Name:	Jeffrey T. Nikora
	Title:	Executive Vice President

FOOTHILL PARTNERS III, L.P., a Delaware limited partnership

	By:	/s/ JEFFREY T. NIKORA Its General Partner

STEARNS FAMILY TRUST 2001

	By:	/s/ M. EDWARD STEARNS
	Name:	M. Edward Stearns
	Title:	Trustee

/s/ DENNIS R. ASCHER Dennis R. Ascher

JOHN F. NICKOLL LIVING TRUST

	By:	/s/ JOHN F. NICKOLL
	Name:	John F. Nickoll
	Title:	Trustee

CUSIP No. 749280202	Page 17 of 17 Pages
JEFFREY T. NIKORA FAMILY TRUST

By:	/s/ JEFFREY T. NIKORA
Name:	Jeffery T. Nikora
Title:	Trustee

/s/ M. EDWARD STEARNS M. Edward Stearns

/s/ JEFFREY T. NIKORA Jeffrey T. Nikora

/s/ JOHN F. NICKOLL John F. Nickoll

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SCHEDULE 13G
  Item 1. Name of Issuer
  Item 2. Name of Person Filing
  Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a
  Item 4. Ownership
  Item 5. Ownership of Five Percent or Less of a Class
  Item 6. Ownership of More than Five Percent on Behalf of Another Person
  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
  Item 8. Identification and Classification of Members of the Group
  Item 9. Notice of Dissolution of Group
  Item 10. Certification
SIGNATURE
EXHIBIT A JOINT FILING AGREEMENT